ALLETE
EXECUTIVE LONG-TERM
INCENTIVE COMPENSATION PLAN

Effective January 1, 2016

ALLETE
EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
Effective January 1, 2016

Article 1.    Establishment, Purpose and Duration

1.1    Establishment of the Plan. This plan document, containing the terms of the “ALLETE Executive Long-Term Incentive Compensation Plan,” (the “Plan”) will become effective following shareholder approval as of January 1, 2016 (the "Effective Date"), and applies to Grants on or after the Effective Date. The Plan permits the grant of RSUs, Restricted Stock, Performance Shares, Performance Units, NSOs, ISOs, SARs, and other stock or cash grants. Except as otherwise indicated, capitalized terms are defined in Article 16.

1.2    Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders and customers, providing Participants with an incentive for outstanding performance. The Plan is further intended to enhance the ability of the Company and its Subsidiaries to attract and retain exceptionally qualified individuals upon whom the Company’s sustained progress, growth and profitability largely depend.

1.3    Prior Plan. The Plan replaces the ALLETE Executive Long-Term Incentive Compensation Plan, originally effective January 1, 2006, and amended from time to time since then (the “Prior Plan”). No grants will be made pursuant to the Prior Plan after 2015, but the Prior Plan will remain in effect with respect to grants prior to the Effective Date.

1.4    Duration of the Plan. The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 11, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions; provided, however, in no event may a Grant be made on or after the tenth anniversary of the Effective Date.

Article 2.    Administration

2.1    The Committee. The Plan shall be administered by the Executive Compensation Committee of the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee, to the extent necessary, shall be comprised solely of Directors who are: (a) "non-employee directors" as contemplated by Rule 16b-3 under the Exchange Act; (b) "outside directors" as contemplated by Code Section 162(m); and (c) "independent directors" as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

2.2    Authority of the Committee. Subject to the Plan terms, applicable law, the Company’s Articles of Incorporation and Bylaws, and such other restricting limitations or directions as may be imposed by the Board, the Committee shall have full power and discretionary authority to:

(a)	determine the size and types of Grants;

(b)
determine the terms and conditions of each Grant, including without limitation, and to the extent applicable, the amount, the Exercise Price, the Exercise Period, vesting conditions, any vesting acceleration, any waiver of forfeiture restrictions, and any other restriction, condition, or limitation regarding any Grant or its related

Shares (including subjecting the Grant or its related Shares to compliance with restrictive covenants);

(c)	construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan;

(d)	establish, amend or waive rules and regulations for the Plan's administration;

(e)	amend the terms and conditions of any outstanding Grant (subject to the provisions of Article 11);

(f)	delay the issuance of Shares or suspend a Participant’s right to exercise a Grant as deemed necessary to comply with applicable laws;

(g)	determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment for purposes of the Plan;

(h)	authorize any person to execute, on behalf of the Company, any instrument required to carry out the Plan purposes;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Grant in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(j)	make any and all determinations which it determines to be necessary or advisable for the Plan administration; and

(k)	address claims submitted in accordance with Article 13, including resolving disputed issues of fact and interpreting plan provisions.

The Committee may, in its sole and absolute discretion, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper Plan administration; provided, however, that any delegation shall only be permitted to the extent permissible under Code Section 162(m), applicable securities laws, and the rules of any securities exchange on which the Shares are listed. Any delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation. At all times, the delegatee shall serve in such capacity at the pleasure of the Committee.
2.3    Decisions Binding. Except as provided in Article 13, all determinations and decisions made by the Committee pursuant to the Plan and all related Board decisions and actions shall be final, conclusive and binding on all persons, including the Company, its shareholders, employees, Participants and their estates and beneficiaries. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company and such attorneys, consultants and accountants as it may select. A Participant or other holder of a Grant may contest a decision or action by the Committee with respect to such person or Grant only in accordance with Article 13, and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.

2.4    Costs. The Company shall pay all costs of Plan administration.

Article 3.    Shares Subject to the Plan

3.1    Number of Shares. Subject to Section 3.2, the aggregate number of Shares authorized for issuance pursuant to this Plan is the sum of: (a) 300,000 Shares newly authorized by shareholders with this Plan; and (b) any Shares authorized for grants pursuant to the Prior Plan that either remain available for issuance as of the Effective Date, or are subject to outstanding awards that subsequently terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Shares. Shares may be authorized but unissued Shares or Shares purchased on the open market. Notwithstanding anything to the contrary, any Shares related to Grants that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares shall be available again for Grants. Shares subject to a Grant may not again be made available for issuance pursuant to the Plan if such Shares are: (i) Shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (ii) Shares delivered to or withheld by the Company to pay the Exercise Price or the withholding taxes under Options or Stock Appreciation Rights, or (iii) Shares repurchased on the open market with the proceeds of an Option exercise.

3.2    Adjustments in Authorized Shares and Grants. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off, spilt-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Grants as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Grants as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Grant shall always be a whole number and further provided that in no event may any change be made to an ISO which would constitute a modification within the meaning of Code Section 424(h)(3). Moreover, notwithstanding anything to the contrary, an adjustment to a Grant may not be made in a manner that would result in adverse tax consequences under Code Section 409A.

Article 4.    Eligibility

The Committee may select any Employee to receive a Grant; provided, however, that ISOs shall only be awarded to key Employees of the Company, or a Subsidiary, within the meaning of Section 422 of the Code.
Article 5.    Restricted Stock Units and Restricted Stock

5.1    Grant of Restricted Stock Units and Restricted Stock. The Committee may grant Awards of Restricted Stock Units, Restricted Stock, or both to an Employee at any time and from time to time.

5.2    Terms of RSUs and Restricted Stock. Each RSU or Restricted Stock Grant shall contain provisions regarding (a) the number or a formula for determining the number of Shares subject to the Grant, (b) the purchase price of the Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable or vested, (d) such terms and conditions on the grant, issuance, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which RSUs or Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of the Shares at the date of grant or issuance.

5.3    Vesting of RSUs and Restricted Stock. The grant, issuance, retention and vesting of RSUs or Restricted Stock shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and the issuance, ability to retain and vesting of RSUs or Restricted Stock subject to continued employment, passage of time or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and personal performance evaluations.

5.4    Settlement of RSUs; Lapse of Restrictions on Restricted Stock. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Grant Agreement. The Committee may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment of Shares related to an RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code and the deferral is pursuant to a deferred compensation plan offered by the Company or a Subsidiary. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

Article 6.    Performance Shares and Performance Units

6.1    Grant of Performance Shares and Performance Units. The Committee may grant, Performance Shares, Performance Units or both to an Employee at any time and from time to time.

6.2    Terms of Performance Shares and Performance Units. Each grant of Performance Shares or Performance Units shall contain provisions regarding (a) the number of Performance Shares or Performance Units granted or a formula for determining such, (b) the initial value (if applicable), (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Units granted, issued, retainable and vested, (d) such terms and conditions on the grant, issuance, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, and (e) such further terms and conditions as may be determined from time to time by the Committee.

6.3    Earning of Performance Shares and Units. After the applicable Performance Period has ended, the holder of Performance Shares or Performance Units shall be entitled to receive payout with respect to the Performance Shares or Performance Units earned by the Participant over the Performance Period, to be determined by the Committee based on the extent to which the corresponding Performance Goals have been achieved.

6.4    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares and Performance Units shall be made following the close of the applicable Performance Period. The Committee may pay earned Performance Shares and Performance Units in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Shares and Performance Units. Shares may be granted subject to any restrictions deemed appropriate by the Committee.

Article 7.    Stock Options and Stock Appreciation Rights

7.1    Grant of Options and SARs. The Committee may grant, Options, Stock Appreciation Rights or a combination thereof, to an Employee at any time and from time to time.

7.2    Terms of Options and SARs. Each grant of Options or SARs shall specify the Exercise Price, the duration, the number of Shares to which the Option or SAR pertains, the Exercise Period and such other provisions as the Committee shall determine. The Committee shall have complete discretion in determining the number of Shares subject to Options or SARs granted to each participant, and the terms and conditions pertaining to such Options or SARs. The Committee may grant ISOs, NQSOs or a combination thereof. Each Option Grant Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

7.3    Duration of Options and SARs. Each Option or SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its date of grant.

7.4    Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each Grant or for each Participant. A Participant may exercise an Option or SAR at any time during the Exercise Period.

Options and SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designated agent, setting forth the number of Shares with respect to which the Option or SAR is to be exercised, and, in the case of Options, accompanied by provisions for full payment for the Shares.
The Option Price upon exercise of any Option shall be payable to the Company in full: (a) in cash or its equivalent, (b) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) by Share withholding, or (d) by any combination of (a), (b), and (c). To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.
As soon as practicable after receipt of a written notification of exercise of an Option or SAR and provisions for full payment for an Option, the Company shall deliver to the Participant, in the Participant's name, Shares in an appropriate amount based upon the number of Shares purchased under the Option(s) or SAR. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company of Shares equal in value to the product of: (a) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the SAR Exercise Price, multiplied by (b) the number of Shares with respect to which the SAR is exercised.
Article 8.    Other Grants

The Committee may make other Grants which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on Performance Goals, or other criteria, and the payment of Shares in lieu of cash under other Company incentive or bonus programs. Payment or settlement of any such Grants shall be made in such manner and at such times as the Committee may determine.
Article 9.    General Provisions Applicable to Grants

9.1    Tax Code Limits on Grants. Subject to any adjustments described in Section 3.2: the following limits shall apply to Grants:

(a)    No more than an aggregate of 500,000 Shares may be issued under ISOs.

(b)	The maximum number of Shares subject to either RSUs or Restricted Stock Grants that may be granted to any single Participant during any one calendar year is 200,000.

(c)	The maximum amount of Performance Units to be settled in cash that may be granted to any single Participant during any one calendar year is $2,500,000.

(d)
The maximum number of Shares subject to either Performance Share Grants or Performance Units to be settled in Shares that may be granted to any single Participant during any one calendar year is 200,000.

(e)	The maximum number of Shares subject to either Options or SARs that may be granted to any single Participant during any one calendar year is 200,000.

(f)	The maximum amount of cash-denominated Other Grants that may be granted to any single Participant during any one calendar year is $2,500,000.

(g)	The maximum number of Shares subject to share-denominated Other Grants that may be granted to any single Participant during any one calendar year is 200,000.

9.2    Restrictions on Performance-Based Awards. Notwithstanding any Plan provision, with respect to any Grant that is intended to qualify as performance-based compensation within the meaning of Code Section 162(m): (i) the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Grant, (ii) the Committee may not waive the achievement of the applicable Performance Goals, except in the case of the death or Total and Permanent Disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Grants under this Section as “performance-based compensation” under Section 162(m) of the Code; and (iii) the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any unusual or infrequently occurring items as described in Accounting Standards Codification 225 (as amended by Accounting Standards Update No. 2015-01) or in management’s discussion and analysis of financial condition and results of continuing operations appearing in the Company’s annual report to stockholders for the applicable year.

9.3    Restrictions on Transfers of Grants. Except as provided by the Committee, no Grant and no right under any such Grant shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries, in the manner set forth in Section 14.5, to exercise the rights of the Participant with respect to any Grant upon the death of the Participant. Each Grant, and each right under any Grant, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Grant and no right under any such Grant may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

9.4    Restrictions on Transfers of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to a Grant as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange upon which such Shares are then listed and with any blue sky or state securities laws applicable to such Shares.

9.5    Additional Restrictions on Grants and Shares. Either at the time a Grant is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Grant, any Shares issued under a Grant, or both, including, without limitation (a) restrictions under an insider trading policy, (b) any compensation recovery policy or policies established by the Company, (c) any share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales by the Participant or Participants, (d) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares, (e) restrictions relating to a Participant’s activities following termination of employment, including but not limited to, competition against the Company, disclosure of Company confidential information, and solicitation of company employees, and (f) other policies that may be implemented by the Board from time to time.

9.6    Shareholder Rights; Dividend Equivalents. Except as provided in the Plan or a Grant Agreement, no Participant shall receive any Shares in connection with such Grant nor be afforded any of the rights of a shareholder unless and until such Participant has satisfied all requirements for exercise or vesting of the Grant pursuant to its terms, the Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of a duly authorized transfer agent of the Company. The recipient of a Grant (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, however, that dividends and or Dividend Equivalents shall only become payable if and to the extent the underlying Grant vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of Performance Goals, or both.

9.7    Termination of Employment. Each Grant Agreement shall set forth the extent to which the right to vest, exercise or receive payout of a Grant will continue following termination of the Participant’s employment with the Company and its Subsidiaries, and any forfeiture provisions. Such provisions shall be determined by the Committee, shall be included in the Grant Agreement entered into with Participants, need not be uniform among all Grants or among Participants and may reflect distinctions based on the reasons for termination of employment.

9.8    Effect of Change in Status. The Committee shall have the discretion to determine the effect of a change in an individual’s status as an Employee (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) upon the vesting, expiration or forfeiture of a Grant in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between the Company and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Company or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

Article 10.    Change in Control

Unless specifically prohibited by the Plan or unless the Committee provides otherwise prior to the Change in Control, upon the occurrence of a Change in Control:

(a)
Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired. No Period of Restriction and other restrictions will be deemed to have expired, however, if and to the extent that an RSU or Restricted Stock Grant is, in connection with the Change in Control, fully assumed by the successor corporation or parent thereof; in such case, any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired upon a Participant's termination of employment by the successor corporation for reasons other than Cause within 18 months following the occurrence of the Change in Control;

(b)
With respect to all outstanding Grants of Performance Shares, Performance Units and other performance-based Grants, the Committee (i) shall determine the greater of (x) the payout at 100% of the number of Performance Shares or Units granted for the entire Performance Period and (y) the payout based upon actual performance for the Performance Period ending as of the effective date of the Change in Control, in each case after giving effect to the accumulation of Dividend Equivalents and (ii) shall pay to the Participants the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the effective date of the Change in Control in relation to the number of calendar months in the full Performance Period. Payment shall be made in cash or in stock, as determined by the Committee;

(c)
All earned Performance Shares, Performance Units and other performance-based Grants (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee; and

(d)	Any and all Options and SARs shall become immediately exercisable.

Article 11.    Amendment, Modification, and Termination

11.1    Amendment, Modification, and Termination. The Board may, at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with Section 422 of the Code, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.

11.2    Grants Previously Made. No termination, amendment or modification of the Plan shall adversely affect in any material way any outstanding Grant, without the written consent of the Participant holding such Grant unless such termination, modification or amendment is required by applicable law.

11.3    Restrictions on Repricing and Cash Buyouts. Other than in connection with a transaction described in Section 3.2, at any time when the Exercise Price of a Stock Option or SAR is above the Fair Market Value of a Share, the Company shall not, without shareholder approval, reduce the purchase price of such Stock Option or SAR and shall not exchange such Stock Option or SAR for a new Grant with a lower (or no) purchase price or for cash.

Article 12.    Withholding

12.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to a Grant; provided, however, with respect to any Grant that is subject to Section 409A of the Code, the Company may, to the extent permitted by Section 409A of the Code, permit the acceleration of the time or schedule of a payment to pay the FICA Amount, and any related income tax at source imposed by Section 3401 of the Code on the FICA Amount.

12.2    Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the vesting of RSUs, the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Grants, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction; provided, however, with respect to any Grant that is subject to Section 409A of the Code, the Company may, to the extent permitted by Section 409A of the Code, permit the acceleration of the time or schedule of a payment to pay the FICA Amount, and any related income tax at source imposed by Section 3401 of the Code on the FICA Amount. All elections shall be irrevocable, made in writing and signed by the Participant.

Article 13.    Claims Procedure and Arbitration

13.1    Mandatory Procedures for Addressing Claims. Any person (a “Claimant”) who has any claim or dispute concerning or relating in any way to the Plan or any Grant (“Claim”) must follow the procedures described in this Article, which describes the exclusive means of addressing Claims. All Claims must be brought no later than one year following the date on which the Claim first arose and any Claim that is not submitted within the applicable time limit shall be waived.

13.2    Authority to Address Claims. For purposes of this Article 13, the “Claims Administrator” is the Committee with respect to Company’s executive officers (within the meaning of Exchange Act Rule 3b-7) and the Company’s Chief Executive Officer with respect to all other Participants.

13.3    Claim Submission.  Any Claim shall be made in writing to the Claims Administrator.  The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the Claim within 90 days after receipt of the Claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

13.4    Notice of Denial.  If a Claim is wholly or partially denied, the notice of denial shall contain (i) the specific reason or reasons for denial of the Claim, and (ii) specific references to the pertinent Plan provisions upon which the denial is based. Except as provided in Section 13.5, the decision or action of the Claims Administrator shall be final, conclusive and binding on all persons having any interest in the Plan.

13.5    Arbitration.  If, after exhausting the procedures set forth in this Article, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a Claim, must be resolved by arbitration in the manner described in this Section.

(a)
Time Limits. A Claimant seeking arbitration of any determination of the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the Claim to resolution by arbitration. A Claimant waives any Claim not filed timely in accordance with this Section.

(b)	Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.

(c)	Venue. The arbitration shall be conducted in Minneapolis, Minnesota.

(d)
Binding Effect. The decision of the arbitrator with respect to the Claim will be final and binding upon the Company and the Claimant. By participating in the Plan, and accepting Grants, Participants, on behalf of themselves and any person with a Claim relating to Participant’s Grants, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.

(e)	Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

(f)
Waiver of Class, Collective, and Representative Actions.  Any Claim shall be heard without consolidation of such claims with any other person or entity.  To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, Participants waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any Claim, and Participants agree that any Claim may only be initiated or maintained and decided on an individual basis.

(g)
Standard of Review. Any decision of an Arbitrator on a Claim shall be limited to determining whether the Claim Administrator’s decision or action was arbitrary or capricious or was unlawful. The Arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document of the Claims Administrator.

(h)	General Procedures.

i.Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the

“AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the Claim, the Procedures for Large, Complex Commercial Disputes shall not apply.

ii.Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Minnesota or federal law, or both, depending upon the Claim. Except to the extent required by applicable law, all arbitration decisions and awards shall be kept strictly confidential and shall not be disclosed by the Claimant to anyone other than the Claimant’s spouse, attorney or tax advisor.

iii.Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

iv.Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Arbitration Act. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

v.Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a Claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.

(i)
Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Arbitration Act will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

Article 14.    General Provisions

14.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

14.2    Severability. In the event any Plan provision shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3    Successors. All Company obligations with respect to Grants shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.4    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, for any reason or no reason in the Company's sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

14.5    Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any Plan benefit is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate. The spouse of a married Participant domiciled in a community property jurisdiction shall join any designation of beneficiary or beneficiaries other than the spouse.

14.6    Participation. No Employee shall have the right to be selected to receive a Grant or, having been so selected, to be selected to receive a future Grant.

14.7    Requirements of Law. The making of Grants and the issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Grant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or by an applicable exemption from registration.  In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such laws, regulations, or requirements.

Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any "derivative security" or "equity security" offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule, except to the extent Rule 16b-3 exempts any such sale or transfer from the restrictions of Section 16. The terms "equity security" and "derivative security" shall have the meanings ascribed to them in the then-current Rule 16a-1 under the Exchange Act.
14.8    Securities Law Compliance. Plan transactions are intended to comply with all applicable conditions of the Federal securities laws. To the extent any Plan provision or action by the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

14.9    Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with, and governed by, the laws of the State of Minnesota applicable to contracts made and to be entirely performed in Minnesota and wholly disregarding any choice of law provisions that might otherwise be contrary to this express intent.

14.10    Effect on Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.11    Unfunded Plan. The Plan is intended to be an unfunded plan for incentive compensation.  With respect to any payments not yet made to a holder pursuant to a Grant, nothing contained in the Plan or any Grant Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.

Article 15.    Compliance with Code Section 409A.

The parties intend that Plan payments and benefits comply with Section 409A, to the extent it applies, or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall be paid prior to the 15th day of the third month of the year immediately following the year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a separation from service as defined in Section 409A; and (ii) to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. For any Plan payment that constitutes deferred compensation under Section 409A, to the extent required to comply with Section 409A, a Change in Control shall be deemed to have occurred with respect to such payment only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
Article 16.    Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:
“Arbitration Act” means the Federal Arbitration Act, Title 9 of the United States Code.
"Board" or "Board of Directors" means the Board of Directors of the Company.
"Cause" shall have the same meaning provided in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan, as amended from time to time.
"Change in Control" shall have the same meaning provided in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan, as amended from time to time.
“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.
"Committee" means the Executive Compensation Committee of the Board.
"Company" means ALLETE, Inc., a Minnesota corporation, or any successor thereto as provided in Section 3.
"Director" means any individual who is a member of the Board.
"Dividend Equivalent" means, with respect to Shares subject to Grants, a right to an amount equal to dividends declared on an equal number of outstanding Shares.

"Effective Date" means January 1, 2016.
"Employee" means any common-law employee of the Company or any of its Subsidiaries, who is not covered by any collective bargaining agreement to which the Company or any of its Subsidiaries is a party. Directors who are not otherwise employed by the Company shall not be considered Employees. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.
"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
"Exercise Period" means the period during which a SAR or Option is exercisable, as set forth in the related Grant Agreement.
"Exercise Price" means the price at which a Share may be purchased by a Participant pursuant to an Option or SAR, as determined by the Committee and set forth in the Option Grant Agreement. The exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant.
"Fair Market Value" means the closing sale price as reported on the New York Stock Exchange for that date or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, unless otherwise determined by the Committee. For purposes of achieving an exemption from Section 409A in the case of affected Participants governed by Section 409A, Fair Market Value of the Shares shall be determined in a manner consistent with Section 409A and any applicable regulations.
"FICA Amount" means the FICA tax imposed on any Grant.
"Grant" means, individually or collectively, a Plan grant of RSUs Restricted Stock, Performance Shares, Performance Units, NQSOs, ISOs, SARs or any other type of grant permitted under Article 8.
"Grant Agreement" means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to a Grant made to a Participant.
"Incentive Stock Option" or "ISO" means an option to purchase Shares, granted under Article 7, which is designated as an ISO and satisfies the requirements of Section 422 of the Code.
"Insider" means an Employee who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of the common stock of the Company, as contemplated by Section 16 of the Exchange Act.
"Nonqualified Stock Option" or "NQSO" means an option to purchase Shares, granted under Article 7, which is not intended to be an ISO.
"Option" means an ISO or a NQSO.
“Other Grants” means Grants made pursuant to Article 8 herein.
"Participant" means an Employee who has an outstanding Grant.
"Performance Goals" means, the general performance objectives, the attainment of which shall serve as a basis for the determination of the number or value of RSUs, Restricted Stock, Performance Shares, or Performance Units. Unless and until the Committee proposes for shareholder vote a change in the Performance Goals to be used for purposes of grants to Participants, the Performance Goals shall be based upon any one or more of the following measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Grant:

(l)	Total shareholder return (measured as the sum of Share price appreciation and dividends declared);

(m)	Return on invested capital, assets or net assets;

(n)	Share earnings;

(o)	Cash flow;

(p)	Cost of services to consumers;

(q)	Revenue;

(r)	Sales;

(s)	Operating income;

(t)	Net income;

(u)	Stock price;

(v)	Return on shareholders’ equity;

(w)	Economic value created;

(x)	Customer satisfaction;

(y)	Customer service quality; or

(z)	Operating effectiveness.

If applicable tax and securities laws change to permit Committee discretion to alter the governing Performance Goals without obtaining shareholder approval of such changes and without losing any income tax benefits to the Company, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.
"Performance Period" means the period of time during which the Performance Goals will be measured to determine what, if any, Performance Shares and Performance Units have been earned. A Performance Period shall, in all cases, be at least six (6) months in length.
"Performance Share" means a Grant described in Article 6.
"Performance Unit" means the right of a Participant to receive, upon satisfaction of the Performance Goal, an amount of cash or Shares equal to the difference between the value of the Performance Unit as the date of grant, which may be zero, and the value of the Performance Unit on the date the Performance Goals are met. The value of a Performance Unit at the date of grant is determined by the Committee and may be, but is not required to be, based on the underlying stock price. In accordance with the plan, Performance Units may be paid in cash, shares, or a combination thereof, as determined by Committee.
"Period of Restriction" means the period during which the transfer of Restricted Stock is limited, as provided in Article 5.
"Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as used in Sections 13(d) and 14(d) thereof including usage in the definition of a "group" in Section 13(d) thereof.

"Restricted Stock" means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
“Restricted Stock Unit” or “RSU” means a Grant to a Participant covering a number of Shares that at a later date may be settled in cash, or by issuance of those Shares.
"Share" means a share of common stock of the Company, without par value.
"Stock Appreciation Right" or "SAR" means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to the terms of Article 7. Each SAR shall be denominated in terms of one Share.
"Subsidiary" means any corporation that is a "subsidiary corporation" of the Company as that term is defined in Section 424(f) of the Code.

ALLETE, Inc.

/s/ Alan R. Hodnik
Alan R. Hodnik
Chairman, President and Chief Executive Officer